                                                                      EXHIBIT 13

                            ARTICLES OF INCORPORATION
                                       OF
                                  CYCO.NET INC.

--------------------------------------------------------------------------------

     The undersigned, acting as incorporator of a corporation under the New Mexico Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

                                    ARTICLE I

     The name of the corporation is CYCO.NET INC.

                                   ARTICLE II

     The period of its duration is perpetual.

                                   ARTICLE III

     The purposes for which the corporation is organized are:

     A. To engage in any lawful act, activity or business for which corporations may be incorporated under the Business Corporation Act.

     B. To hold, purchase and convey real estate and personal property and to mortgage or lease any such real estate and personal property with its franchises.

                                   ARTICLE IV

     The corporation has all the general and specific powers granted to corporations by the Business Corporation Act, and it has the power to do all things necessary or convenient for the accomplishment or furtherance of any of its purposes, and the power to do all things necessary or convenient for its own protection and benefit

                                    ARTICLE V

     The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) shares of common stock without par value.

                                   ARTICLE VI

     Shareholders do not have preemptive rights as provided by the Business Corporation Act.

                                   ARTICLE VII

     Cumulative voting does not exist with respect to shares of stock.

                                  ARTICLE VIII

     The street address of the initial registered office of the corporation is 901 Rio Grande Blvd. NW, Suite G-250, Albuquerque, New Mexico 87104.

     The name of its initial registered agent at such address is Richard A.
Urrea.

                                   ARTICLE IX

     The business and affairs of the corporation shall be managed by a board of directors consisting of such number as may be provided by the bylaws. The number of directors constituting the initial board of directors is one (1), and the name and residence address of the person who has consented to serve as director until the first annual meeting of the shareholders or until his successors are elected and shall qualify is Richard A. Urrea, 600 Alcalde NW, #4-D, Albuquerque, NM 87104.

     The initial bylaws of the corporation shall be adopted by the board of directors. The power to alter, amend or repeal the bylaws or adopt new bylaws is vested in the board of directors. The bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or these Articles of Incorporation.

     The bylaws may also include transfer restrictions on the corporation's shares, which restrictions may provide for rights of first refusal by the corporation and its shareholders.

                                    ARTICLE X

     The name and address of the incorporator is Richard A. Urrea, 901 Rio Grande Blvd. NW, Suite G-250, Albuquerque, New Mexico 87104.

     Witness my execution hereof this 22nd day of January 1999.


                                       Richard A. Urrea, Incorporator

                                       3